Exhibit 99.1 - News Release – February 29, 2016.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

Lee discusses digital growth, strong local audiences at J.P. Morgan Conference
NEWS RELEASE
DAVENPORT, Iowa (February 29, 2016) - Today, at the J.P. Morgan Global High Yield & Leveraged Finance Conference in Miami, Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, will provide a review of its strong local audiences, digital sales and subscriber strategies, and a financial update.

The presentation is available at lee.net. It includes remarks by Mary Junck, executive chairman and Ron Mayo, vice president, chief financial officer and treasurer.
“Digital revenue growth is strong, and our valued local content produces huge audiences in all of our markets,” Junck said. “Our steady cash flow has and will continue to fuel aggressive deleveraging - keeping us ahead of schedule in retiring debt, and we believe steady cash flow and reductions in debt will translate to increased shareholder value.”
ABOUT LEE
Lee Enterprises is a premier provider of local news, information and advertising in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee markets include St. Louis, MO; Madison, WI; Billings, MT; Davenport, IA, and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.
Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100